Exhibit 10.2

EXECUTION COPY

     LETTER OF CREDIT FACILITY AND REIMBURSEMENT AGREEMENT, dated as of December 29, 2003, by and between XL INSURANCE (BERMUDA) LTD, a Bermuda limited liability company ("XL Insurance"), XL CAPITAL LTD, a corporation organized under the laws of the Cayman Islands ("XL Capital"), XL RE LTD, a Bermuda limited liability company ("XL Re") and X.L. AMERICA, INC., a corporation organized under the laws of Delaware ("X.L. America") (XL Capital is referred to hereinafter as the "Account Party" and XL Insurance, XL Capital, XL Re and X.L. America are referred to herein individually as a "Guarantor" and collectively as the "Guarantors"), and MELLON BANK, N.A., a national banking association, (the "Bank" or the "Issuing Bank").

PRELIMINARY STATEMENT

     WHEREAS, the Bank has agreed to issue for the account of the Account Party a Letter of Credit upon all of the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of their mutual agreements hereinafter set forth and intending to be legally bound hereby, the Account Party, the Guarantors and the Bank agree as follows.

ARTICLE I

DEFINITIONS: CONSTRUCTION

     1.01. Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

     "Account Party" shall have the meaning assigned that term in the preamble hereof.

     "Affiliate" shall mean an entity which is directly or indirectly controlled by the Account Party or which controls the Account Party or which is under common control with the Account Party.

     "Agreement" shall mean this Letter of Credit Facility and Reimbursement Agreement as amended, modified or supplemented from time to time.

     "Applicable Interest Rate" shall mean the Prime Rate.

     "Bank" shall have the meaning assigned that term in the preamble hereof.

     "Bermuda Companies Law" shall mean The Companies Act of 1981 of Bermuda, as amended, and the regulations promulgated thereunder.

     "Bermuda Insurance Law " shall mean The Insurance Act of 1978 of Bermuda, as amended, and the regulations promulgated thereunder.

     "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania, of Bermuda or of the Cayman Islands, or other day on which banking institutions are authorized or obligated to close in Pittsburgh, Pennsylvania, Bermuda or the Cayman Islands.

     "Change in Control" shall mean the occurrence of any of the following events or conditions: (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) shall have become the beneficial owner (as defined in rules promulgated by the Securities and Exchange Commission) of more than 40% of the voting securities of XL Capital; (b) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of XL Capital; or (c) a majority of the members of XL Capital's Board of Directors are persons who are then serving on the Board of Directors without having been elected by the Board of Directors or having been nominated for election by its shareholders.

     "Closing Date" shall mean December 29, 2003 or such later date prior to March 31, 2004, as may be specified by XL Capital by one day’s written notice to the Bank.

     "Consolidated Subsidiaries" of a Person shall mean those Subsidiaries of such Person the accounts of which are consolidated with the accounts of such Person in accordance with GAAP.

     "Continuing Letter of Credit Agreement" shall mean the letter of credit agreement executed and delivered by the Account Party substantially in the form of Exhibit A hereto.

     "Credit Parties" means the Account Party and the Guarantors and "Credit Party" means any of them.

     "Dollar," "Dollars" and the symbol $ shall mean lawful money of the United States of America.

     "Dollar Equivalent" of an amount of a currency other than Dollars shall mean the amount of Dollars which such amount of such currency could purchase at 11:00 o’clock A.M., Pittsburgh time on the date of determination, based upon the quoted spot rates of the Issuing Bank at which its applicable branch or office offers to exchange Dollars for such currency in the foreign exchange market and "Dollar Equivalent" of an amount denominated in Dollars shall mean such amount of Dollars.

     "Event of Default" shall mean any of the Events of Default described in Article VII hereof.

     "Excluded Taxes" shall mean, with respect to the Bank or any other recipient of a payment from the Account Party hereunder or under any other Transaction Document, (a) Taxes imposed on (or measured by) its net income, net profits or overall gross receipts (including, without limitation, branch profits taxes) by any jurisdiction under the laws of which such recipient is organized or in which such recipient has an office or conducts business (other than a business that is deemed to arise solely by reason of both (A) the transactions contemplated by this Agreement and (B) the Account Party being organized, maintaining an office or conducting business in such jurisdiction), (b) any Tax that is not imposed solely as a result of a change in Law formally announced after the date hereof and (c) any Tax that is attributable to the recipient’s failure to comply with Section 2.13(c).

     "Facility Fee" shall have the meaning given that term in Section 2.01(d) hereof.

     "GAAP" shall have the meaning set forth in Section 1.03 hereof.

     "Guaranteed Obligations" shall have the meaning assigned to that term in Section 10.01 hereof.

     "Guarantors" and "Guarantor" shall have the meaning assigned those terms in the preamble hereof.

     "Indemnified Taxes" shall mean all Taxes, other than Excluded Taxes, that are imposed on the Bank on or with respect to any payment made by the Account Party or any Guarantor hereunder or under any other Transaction Document.

     "Insurance Subsidiary" means any, present or future, direct or indirect Subsidiary of the Account Party that offers insurance products.

     "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

     "Letter of Credit" shall mean the letter of credit issued by the Issuing Bank for the account of the Account Party pursuant to this Agreement.

     "Letter of Credit Application" shall have the meaning given that term in Section 2.03 hereof.

     "Letter of Credit Fee" shall have the meaning given that term in Section 2.01(d) hereof.

     "Letter of Credit Reimbursement Obligation" means the obligation of the Account Party to reimburse the Issuing Bank for drawings on the Letter of Credit, together with interest thereon.

     "Letter of Credit Undrawn Availability" at any time shall mean the maximum amount available to be drawn under the Letter of Credit at such time or thereafter, regardless of the existence or satisfaction of any conditions or limitations on drawing (including, without limitation, the amount of drafts presented but not yet paid).

     "Letter of Credit Unreimbursed Draw" at any time shall mean the amount at such time of a payment made by the Issuing Bank under the Letter of Credit, to the extent not repaid by the applicable Account Party.

     "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

     "Material Adverse Effect" shall mean the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a materially adverse effect on: (a) the assets, business, financial condition or operations of a Credit Party and its Subsidiaries taken as a whole; or (b) the ability of a Credit Party to perform any of its payment or other material obligations under this Agreement; or (c) the legality, validity, binding effect or enforceability against a Credit Party of any Transaction Document that by its terms purports to bind such Credit Party.

     "Obligations" shall mean, collectively, the Letter of Credit Reimbursement Obligations and the obligations of the Account Party to pay all fees, indemnities and all other liabilities arising pursuant to the terms of this Agreement or the other Transaction Documents.

     "Office," when used in connection with the Bank, shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, or at such other office or offices of the Bank or branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Bank to the Account Party.

     "Official Body" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

     "Other Taxes" shall mean any present or future stamp, documentary, recording or similar tax, levy, impost, duty, charge or withholding (including any interest or penalties attributable thereto) imposed on the execution, delivery or enforcement of this Agreement or the other Transaction Documents.

     "Person" shall mean an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), official body or agency, or any other entity.

     "Potential Default" shall mean any event or condition referenced in Article VII hereof which with notice, passage of time or both would constitute an Event of Default.

     "Prime Rate" shall mean the interest rate per annum announced from time to time by the Bank as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate (it being understood that such Prime Rate may be greater or less than other interest rates charged by the Bank to other borrowers and is not solely based or dependent upon the interest rate which the Bank may charge any particular borrower or class of borrower).

     "Regular Payment Date" shall mean the last day of each March, June, September and December after the date hereof, or, if such last day is not a Business Day, the next succeeding Business Day.

     "SAP" shall mean, as to each Account Party and each Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Official Body for such Account Party’s or such Insurance Subsidiary's domicile for the preparation of Annual Statements and other Default reports by insurance corporations of the same type as such Account Party or such Insurance Subsidiary in effect on the date such statements or reports are to be prepared.

      "Standard Notice" shall mean an irrevocable notice provided to the Bank at no later than 10:00 o'clock a.m., Pittsburgh time, on a Business Day. Standard Notice shall be in writing (including telex, facsimile or cable communication) or by telephone (to be subsequently confirmed in writing) in any such case, effective upon receipt by the Bank.

     "Stated Amount" shall mean, with respect to a Letter of Credit, the maximum face or stated amount of such Letter of Credit, irrespective of whether such maximum amount is available for drawing at the time in question.

     "Subsidiary" of a Person at any time shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly by such Person or one or more Subsidiaries of such Person.

     "Tax" shall mean any present or future income, stamp or other tax, levy, impost, duty, deduction, charge or withholding imposed, levied, collected, withheld or assessed by any Official Body (including any interest or penalties attributable thereto).

     "Transaction Document" or "Transaction Documents" shall mean this Agreement, the Letter of Credit and any other documents or instruments executed and delivered in connection herewith or therewith.

     "XL Parties" shall mean the Credit Parties and "XL Party" shall mean a Credit Party.

     1.02. Construction. Unless the context of this Agreement otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or. " References in this Agreement to "determination" by the Bank include estimates by the Bank in good faith, without gross negligence and without manifest error (in the case of quantitative determinations) and beliefs held by the Bank in good faith and without gross negligence (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

     1.03. Accounting Principles. (a) As used herein, "GAAP" shall mean generally accepted accounting principles as such principles shall be in effect in the United States of America at the Relevant Date, subject to the other provisions of this Section 1.03. As used herein, "Relevant Date" shall mean the date a relevant computation or determination is to be made or the date of relevant financial statements, as the case may be.

     (b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP or SAP, as the context requires (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP or SAP, as appropriate.

     (c) If any change in GAAP or SAP after the date of this Agreement is or shall be required to be applied to transactions then or thereafter in existence, and a violation of one or more financial covenants of this Agreement shall have occurred (or in the opinion of the Bank would be likely to occur) which would not have occurred or be likely to occur if no change in accounting principles had taken place, the parties agree in such event to negotiate in good faith an amendment of this Agreement which shall approximate to the extent possible the economic effect of the original financial covenants after taking into account such change in GAAP or SAP, as appropriate.

     (d) Without in any manner limiting the provisions of this Section 1.03, if any change in GAAP or SAP occurs after the date of this Agreement and such change in GAAP or SAP would have materially changed the Account Party's reported financial results or position from that reflected in such Account Party's financial statements most recently prepared prior to such change, the Account Party shall notify the Bank as soon as practicable.

ARTICLE II

THE LETTER OF CREDIT

     2.01. Letter of Credit.

     (a) Letter of Credit Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Issuing Bank agrees to issue a Letter of Credit for the account of the Account Party on the Closing Date in a stated amount not exceeding $25,000,000.

     (b) Terms of Letter of Credit. The Letter of Credit shall be denominated in Dollars and shall be payable only against sight drafts (and not time drafts). The Letter of Credit shall have an expiration date no later than 12 months after the date of issuance thereof; provided, however, that the Letter of Credit may have an "evergreen" provision satisfactory to the Bank. The Bank may, but shall have no obligation to, permit the expiration date of the Letter of Credit to be extended pursuant to any such "evergreen" provision. The following “evergreen” provision is satisfactory to the Bank: “This Letter of Credit will be deemed to be automatically extended without amendment for one year from the expiration date hereof, or any further expiration date, unless at least ninety (90) days prior to such expiration date the Bank shall notify the Beneficiary by registered or certified mail or by overnight courier (who obtains written confirmation of receipt) that this Letter of Credit will not be renewed for any such additional period, which the Bank reserves the right to do in its sole discretion. Contemporaneously with the issuance to the Beneficiary of such notice that the Bank will nor renew the term of this Letter of Credit, which the Bank reserves the right to do in its sole discretion, the Bank shall provide the Account Party with a copy of such notice.”

     (c) Form of Letter of Credit. The Issuing Bank shall have no obligation to issue a letter of credit which is unsatisfactory in form, substance or beneficiary to the Issuing Bank in the exercise of its reasonable judgment consistent with its customary practice.

     (d) Letter of Credit Fee and Facility Fee. The Account Party shall pay or cause to be paid to the Bank a fee (the "Letter of Credit Fee") for the Letter of Credit (based on a year of 360 days and actual days elapsed) for each day from and including the date of issuance thereof to and including the date of expiration or termination thereof, on the Letter of Credit Undrawn Availability on such day at a rate per annum equal to 0.365%. Such Letter of Credit Fee shall be due and payable for the preceding period for which such fee has not been paid on each of the following dates: (i) each Regular Payment Date, (ii) the date of each drawing on the Letter of Credit, and (iii) the date of expiration or termination of the Letter of Credit. The Account Party shall pay or cause to be paid to the Bank a fee (the "Facility Fee") for the Bank’s commitment hereunder (based on a year of 360 days and actual days elapsed) for each day from and including the date of the execution and delivery of this Agreement to and including the date of expiration or termination of the Letter of Credit, on $25,000,000, at a rate per annum equal to 0.060%. Whether or not the Letter of Credit is ever issued and whether or not the Closing Date ever occurs, such Facility Fee shall be due and payable for the preceding period for which such fee has not been paid on each of the following dates: (i) each Regular Payment Date and (ii) the date of expiration or termination of the Letter of Credit (or, if the Letter of Credit is never issued, the first anniversary of the date of execution and delivery of this Agreement).

     (e) Purpose of Letter of Credit. The Account Party agrees that the Letter of Credit shall be used by the Account Party in the ordinary course of business of such Account Party. For the avoidance of doubt, the parties agree that the Account Party may apply for a Letter of Credit hereunder to support the obligations of any Affiliate of XL Capital, it being understood that the Account Party shall nonetheless remain the account party and as such be liable with respect to such Letter of Credit.

     (f) Administration Fees. The Account Party shall pay to the Bank such other administration, maintenance, amendment, drawing and negotiation fees as are customarily charged by the Bank to its customers generally at the time in question or are otherwise agreed between the Issuing Bank and the Account Party.

     2.02. Signing Fee. Upon the execution and delivery of this Agreement, the Account Party will pay to the Bank a signing fee equal $12,500.00. Such signing fee shall be nonrefundable, whether or not the Letter of Credit is ever issued and whether or not the closing occurs by the Closing Date.

     2.03. Letter of Credit Application. At least three Business Days prior to the Closing Date, the Account Party shall deliver to the Bank a completed application, in the form annexed hereto as Exhibit B, or in such other form as is from time to time be required by the Bank in accordance with its customary practice with respect to its customers generally (a "Letter of Credit Application"), together with such other certificates, documents and other papers as are specified in such application.

     2.04. [Intentionally omitted]

     2.05. Letter of Credit Drawings and Reimbursements. The Account Party hereby agrees to reimburse the Bank, by making payment in accordance with Section 2.11(a) hereof on the date of each payment made by the Bank under the Letter of Credit (or, if later, the date which is one Business Day after notice of such payment or of the drawing giving rise to such payment is given to XL Capital), without, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. The Account Party agrees that it will make such payment to the Bank in the Dollars in the amount of the payment by the Bank under such Letter of Credit. To the extent such payment is not timely made, the Account Party hereby agrees to pay to the Bank, on demand, interest on any Letter of Credit Unreimbursed Draws for each day from and including the date of such payment by the Issuing Bank until paid (before and after judgment) in accordance with Section 2.11(a) hereof, at the rate per annum set forth in Section 2.11(b) hereof.

     2.06 [Intentionally omitted]

     2.07. Obligations Absolute. The payment obligations of the Account Party under Section 2.05 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

     (a) any lack of validity or enforceability of this Agreement, any Letter of Credit or any Transaction Document against the Account Party;

     (b) the existence of any claim, set-off, defense or other right which the Account Party, any Guarantor or any other Person may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the Issuing Bank, any Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

     (c) any draft, certificate, statement or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (d) payment by the Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, or payment by the Bank under the Letter of Credit in any other circumstances in which conditions to payment are not met, except any such wrongful payment resulting solely from the gross negligence or willful misconduct of the Issuing Bank; or

     (e) any other event, condition or circumstance whatever, whether or not similar to any of the foregoing, except if the same results solely from the gross negligence or willful misconduct of the Bank.

The Account Party bears the risk of, and neither the Bank nor any of its directors, officers, employees or agents shall be liable or responsible for any of, the foregoing matters, the use which may be made of the Letter of Credit, or acts or omissions of the beneficiary or any transferee in connection therewith, except for such person's gross negligence or willful misconduct.

     2.08. Further Assurances. The Account Party and each Guarantor hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Bank more fully to effect the purposes of this Agreement and the issuance of the Letter of Credit hereunder.

     2.09. Letter of Credit Applications. The representations, warranties and covenants by the Account Party under, and the rights and remedies of the Bank under, the Continuing Letter of Credit Agreement and any Letter of Credit Application relating to the Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Account Party under, and rights and remedies of the Bank under, this Agreement, the Transaction Documents, and applicable Law. In the event of any inconsistency between the terms of this Agreement and either any Letter of Credit Application or the Continuing Letter of Credit Agreement, this Agreement shall prevail.

     2.10. Certain Provisions Relating to the Bank.

     (a) General. The Bank shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Transaction Documents, and no implied duties or responsibilities on the part of the Bank shall be read into this Agreement or any Transaction Document or shall otherwise exist. The Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Transaction Document, unless caused by its own gross negligence or willful misconduct.

     (b) Administration. The Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Transaction Document) purportedly made by or on behalf of the proper party or parties, and the Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Bank may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Bank or in-house or other counsel for the Account Party), independent public accountants and any other experts selected by it from time to time, and the Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.

     2.11. Payments Generally; Interest and Interest on Overdue Amounts.

     (a) Payments Generally. All payments to be made by the Account Party in respect of fees, indemnity, expenses or other amounts due from such Account Party hereunder or under any Transaction Document shall be payable in Dollars at 12:00 o'clock Noon, Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature. Such payments shall be made to the Bank at its Office in Dollars in funds immediately available at such Office. Any payment or prepayment received by the Bank after 12:00 o'clock Noon, Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day.

     (b) Interest and Interest on Overdue Amounts. Interest on Letter of Credit Reimbursement Obligations shall accrue at a rate per annum (based on a year of 360 days and actual days elapsed) which for each day shall be equal to the then-current Applicable Interest Rate beginning on the day that the related Letter of Credit payment is made and shall be due and payable on the day that the Letter of Credit Reimbursement Obligation is due and payable in accordance with Section 2.05 hereof. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) fees, indemnity, expenses or any other amounts due from the Account Party hereunder or under any other Transaction Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 360 days and actual days elapsed) which for each day shall be equal to 2% above the then-current Applicable Interest Rate. To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any Transaction Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

     2.12. Additional Compensation in Certain Circumstances. If the introduction of or any change in, or any change in the interpretation or application of, any Law, regulation or guideline by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive of any applicable Official Body (whether or not having the force of law):

               (i)     imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, the Bank,

               (ii)       imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, the Bank or (B) otherwise applicable to the obligations of the Bank under this Agreement, or

               (iii)      imposes upon the Bank any other condition or expense with respect to this Agreement or the issuance of the Letter of Credit (other than with respect to Taxes, which shall be governed exclusively by Section 2.13 hereof), and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon the Bank or, in the case of clause (iii) hereof, any Person controlling the Bank, with respect to this Agreement or the issuance of the Letter of Credit (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the Bank's or such controlling Person's capital, taking into consideration the Bank's or such controlling Person's policies with respect to capital adequacy so long as such policies are reasonable in light of prevailing market practice at the time) by an amount which the Bank deems to be material, the Bank may from time to time notify the Account Party of the amount determined in good faith (using any averaging and attribution methods) by the Bank (which determination shall be conclusive) to be necessary to compensate the Bank for such increase, reduction or imposition. Such amount shall be due and payable by the Account Party to the Bank five Business Days after such notice is given, together with an amount equal to interest on such amount from the date two Business Days after the date demanded until such due date at the Prime Rate. A certificate by the Bank as to the amount due and payable under this Section 2.12 from time to time and the method of calculating such amount shall be conclusive. The Bank agrees that it will use good faith efforts to notify the Account Party of the occurrence of any event that would give rise to a payment under this Section 2.12; provided, however that, so long as such notice is given within a reasonable period after the occurrence of such event, any failure of the Bank to give any such notice shall have no effect on the Account Party’s obligations hereunder.

     2.13. Taxes.

     (a) Payments Net of Taxes. All payments made to the Bank by each Credit Party under this Agreement or any other Transaction Document shall be made free and clear of, and without reduction or withholding for or on account of, any Indemnified Taxes, unless such Credit Party is required to withhold or deduct Indemnified Taxes. If any Indemnified Taxes are required to be withheld or deducted from any amounts payable to the Bank under this Agreement or any other Transaction Document, the applicable Credit Party shall pay the relevant amount of such Indemnified Taxes and the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Indemnified Taxes) amounts that would have been payable hereunder or under the other

Transaction Documents had no such withholding or deduction been required. Whenever any Indemnified Taxes are paid by a Credit Party with respect to payments made in connection with this Agreement or any other Transaction Document, as promptly as possible thereafter, such Credit Party shall send to the Bank a certified copy of an original official receipt received by such Credit Party showing payment thereof. If the Bank determines in its sole discretion in good faith that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party, or with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.13, the Bank shall promptly after the date of such receipt pay over the amount of such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.13 with respect to the Indemnified Taxes giving rise to such refund and only to the extent that the Bank has determined that the amount of any such refund is directly attributable to payments made under this Agreement or another Transaction Document), net of all reasonable expenses of the Bank (including additional Taxes attributable to such refund, as determined by the Bank) and without interest (other than interest, if any, paid by the relevant Official Body with respect to such refund). Each Credit Party shall, upon demand, repay to the Bank any amount paid over to such Credit Party by the Bank (plus penalties, interest or other charges) in the event the Bank is required to repay any portion of such refund to such Official Body. Nothing in this Section 2.13(a) shall entitle any Credit Party to have access to the records of the Bank, including, without limitation, tax returns.

     (b) Indemnity. The Account Party hereby indemnifies the Bank for the full amount of all Indemnified Taxes and Other Taxes whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted (and including reasonable expenses related thereto). Such indemnification shall be made within 10 days from the date the Bank makes written demand therefor.

     (c) Exemptions. The Bank shall from time to time, at the written request of any Credit Party, provide to such Credit Party such form, certification or similar documentation, if any (each duly completed, accurate and signed) as is currently required by any jurisdiction, in order to obtain an exemption from, or reduced rate of, deduction, payment or withholding of Indemnified Taxes or Other Taxes to which the Bank is entitled pursuant to an applicable tax treaty or other applicable law; provided that, in the case of any Taxes imposed by a jurisdiction other than the United States, such Credit Party shall have furnished to the Bank in a reasonably timely manner copies of such documentation and notice of such requirements together with applicable instructions.

     (d) Assignees. An assignee of the Bank or subsequent assignee shall not be entitled to any greater gross-up or indemnification payments under this Section 2.13 than such assignee’s assignor would have been entitled to absent such assignment (determined taking into account the provisions of this Section 2.13) except to the extent that the entitlement to greater payments resulted solely from a change in Law formally announced after the date on which such assignee became an assignee hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES.

     3.01. Incorporation of Representations and Warranties by Reference. Each XL Party represents and warrants each of the representations and warranties contained in Sections 4.01 through 4.03 and 4.05 through 4.16 of the June 2003 364-day Credit Agreement (as defined below). For purposes of this Section 3.01, the aforesaid Sections 4.01 through 4.03 and 4.05 through 4.16 of the June 2003 364-day Credit Agreement, together with the other sections of the June 2003 364-day Credit Agreement to which reference is made therein, and related definitions, schedules and ancillary provisions, are hereby incorporated herein by reference, mutatis mutandis, and will be deemed to continue in effect for the benefit of the Issuing Bank and the Bank, as if the Bank was a

"Lender" under the June 2003 364-day Credit Agreement, whether or not the June 2003 364-day Credit Agreement remains in effect among the parties thereto. As used in this Agreement, the term "June 2003 364-day Credit Agreement" shall mean the 364-Day Credit Agreement dated as of June 25, 2003, by and between XL Capital Ltd, X.L. America, Inc, XL Insurance (Bermuda) Ltd, XL Europe Ltd and XL Re Ltd, the Lenders party thereto, and JPMorgan Chase Bank, as Administrative Agent, without regard to any amendment thereto after such date other than any such amendment to which the Bank shall have consented in writing with reference to this Agreement. For avoidance of doubt, all references in the aforesaid Section 4.01 through 4.03 and 4.05 through 4.16 to "Account Party" shall be deemed to be references to Credit Party and all references therein to "Transactions" shall be deemed to be references to the execution, delivery and performance of this Agreement and the other Transaction Documents to which any Credit Party is intended to be a party and the issuance of Letters of Credit.

     3.02. Financial Condition; No Material Adverse Change. (a) XL Capital has heretofore furnished to the Bank the consolidated balance sheet and statements of income, stockholders' equity and cash flows of XL Capital Ltd and its consolidated Subsidiaries as of and for the year ended December 31, 2003, reported on by PricewaterhouseCoopers LLP, independent public accountants (as provided in XL Capital’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2003). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of XL Capital and its consolidated Subsidiaries as of and for the period ended December 31, 2003, in accordance with GAAP.

     (b) Since December 31, 2003, there has been no material adverse change in the assets, business, financial condition or operations of XL Capital and its consolidated Subsidiaries, taken as a whole, or as otherwise having a Material Adverse Effect.

ARTICLE IV

CONDITIONS

     4.01. Closing Date Conditions. The obligation of the Bank to issue the Letter of Credit hereunder on the Closing Date shall be subject to the following conditions:

     (a) Proceedings and Incumbency. There shall have been delivered to the Bank a certificate with respect to each Credit Party in form and substance satisfactory to the Bank dated the Closing Date and signed on behalf of each Credit Party by the Secretary or an Assistant Secretary of such Credit Party certifying as to: (a) true copies of all corporate action taken by such Credit Party relative to this Agreement and the other Transaction Documents applicable to it including but not limited to that described in Section 4.02 of the June 2003 364-day Credit Agreement as incorporated herein by reference and (b) the names, true signatures and incumbency of the officer or officers of such Credit Party authorized to execute and deliver this Agreement and the other Transaction Documents applicable to it. The Bank may conclusively rely on such certificates unless and until a later certificate revising the prior certificate has been furnished to the Bank.

     (b) Organizational Documents. There shall have been delivered to the Bank (i) certified copies of the articles of incorporation or memorandum of association and by-laws or other equivalent organizational documents for each Credit Party and (ii) a certificate of good standing for each Credit Party or other equivalent documentation, certified by the appropriate Official Body of its place of organization.

     (c) Opinions of Counsel. There shall have been delivered to the Bank written opinions addressed to the Bank, dated the Closing Date, of Messrs. Cahill Gordon & Reindel, Messrs. Conyers, Dill & Pearman, Hunter & Hunter and Paul S. Giordano, Esq., respectively, the Account Party’s and Guarantors’ counsel, and opinions of counsel qualified to practice in each jurisdiction, if any, other than Bermuda and the United States, under the laws of which the Account Party is organized substantially to such effects to the extent that the laws of such jurisdiction are relevant, all in form (which are expected to be substantially similar to the form of opinions previously delivered to the Bank in connection with prior transactions with the Guarantors) and substance reasonably satisfactory to the Bank.

     (d) Details, Proceedings and Documents. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Bank, and the Bank shall have received all such counterpart originals or certified or other copies of this Agreement and the other the Transaction Documents and such other documents and proceedings in connection with such transactions, in form and substance satisfactory to it, as the Bank have reasonably requested.

     (e) Fees and Expenses. The Account Party shall have paid all fees and other compensation to be paid by it hereunder on or prior to the Closing Date.

     (f) Representation and Warranties. The representation and warranties contained in Article III hereof shall be true on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

     (g) Letter of Credit Agreement. The Continuing Letter of Credit Agreement shall have been delivered to the Bank, duly executed by the Account Party.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Credit Party, as applicable, hereby covenants to the Bank as follows:

5.01. Incorporation of Affirmative Covenants by Reference. Each XL Party shall observe, perform and fulfill, for the benefit of the Issuing Bank or the Bank, each of the covenants, agreements and obligations contained in Article VI of the June 2003 364-day Credit Agreement. For purposes of this Section 5.01, the aforesaid Article VI of the June 2003 364-day Credit Agreement, together with the other sections of the June 2003 364-day Credit Agreement to which reference is made therein, and related definitions, schedules and ancillary provisions, are hereby incorporated herein by reference, mutatis mutandis, and will be deemed to continue in effect for the benefit of the Bank, as if the Bank was a "Lender" under the June 2003 364-day Credit Agreement, whether or not the June 2003 364-day Credit Agreement remains in effect among the parties thereto.

ARTICLE VI

NEGATIVE COVENANTS

Each Credit Party, as applicable, hereby covenants to the Bank as follows:

6.01. Incorporation of Negative Covenants by Reference. Each XL Party shall observe, perform and fulfill, for the benefit of the Issuing Bank or the Bank, each of the covenants, agreements and obligations contained in Article VII of the June 2003 364-day Credit Agreement.

For purposes of this Section 6.01, the aforesaid Article VII of the June 2003 364-day Credit Agreement, together with the other sections of the June 2003 364-day Credit Agreement to which reference is made therein, and related definitions, schedules and ancillary provisions, are hereby incorporated herein by reference, mutatis mutandis, and will be deemed to continue in effect for the benefit of the Bank, as if the Bank was a "Lender" under the June 2003 364-day Credit Agreement, whether or not the June 2003 364-day Credit Agreement remains in effect among the parties thereto.

ARTICLE VII

EVENTS OF DEFAULT

     7.01. Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

     (a) The Account Party shall default in the payment when due of any reimbursement obligation with respect to any Letter of Credit;

     (b) The Account Party shall default in the payment when due of any Letter of Credit Fee, Facility Fee or any other fee or amount payable hereunder which default shall continue for a period of three days from the due date thereof;

     (c) Any Credit Party shall default in the observance, performance or fulfillment of any covenant contained in Article VI hereof;

     (d) Any Credit Party shall default in the observance, performance or fulfillment of any other covenant, condition or provision hereof and such default shall not be remedied for a period of twenty days after written notice thereof to such Credit Party from the Bank;

     (e) Any Credit Party or any Subsidiary of any Credit Party shall default (i) in any payment of principal of or interest on any other obligation for borrowed money in principal amount of $50,000,000 or more, or any payment of any principal amount of $50,000,000 or more under Hedging Agreements (as defined in the June 2003 364-day Credit Agreement), in each case beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any such agreement (other than Hedging Agreements) under which any such obligation in principal amount of $50,000,000 or more is created, if the effect of such default is to cause or permit the holder or holders of such obligation (or trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity or to terminate its commitment under such agreement, provided that this clause (e) shall not apply to secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness;

     (f) One or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against any Credit Party or any of its Subsidiaries or any combination thereof and the same shall not have been vacated, discharged, stayed (whether by appeal or otherwise) or bonded pending appeal within 45 days from the entry thereof;

     (g) Any representation or warranty herein made by any Credit Party, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made (or deemed made) or furnished;

     (h) XL Capital shall cease to own, beneficially and of record, directly or indirectly, all of the outstanding voting shares of capital stock of XL Insurance, XL Re or X.L. America;

     (i) This Section 7.01(i) is intentionally left blank;

     (j) A Change in Control shall occur;

     (k) The guarantee contained in Article X hereof shall terminate or cease, in whole or material part, to be a legally valid and binding obligation of XL Insurance, XL Capital or XL Re or any Credit Party or any Person acting for or on behalf of any of such parties contests such validity or binding nature of such guarantee itself or the transactions contemplated by this Agreement, or any other Person shall assert any of the foregoing;

     (l) A decree or order by a court having jurisdiction in the premises shall have been entered adjudging any Credit Party a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of such Credit Party under the Bermuda Companies Law, or any other similar applicable Law, and such decree or order shall have continued undischarged or unstayed for a period of sixty days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of such Credit Party or a substantial part of its property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged and unstayed for a period of sixty days; or

     (m) Any Credit Party shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Bermuda Companies Law, or the companies laws of the Cayman Islands, British West Indies or any other similar applicable Law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or examiner or trustee or assignee in bankruptcy or insolvency of it or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or corporate action shall be taken by such Credit Party in furtherance of any of the aforesaid purposes;

then the Bank shall be under no further obligation to issue the Letter of Credit hereunder if the same has not theretofore been issued and the Bank may send notice to the Account Party demanding the deposit of cash collateral in an aggregate amount equal to the sum of the Letter of Credit Undrawn Availability and all Letter of Credit Unreimbursed Draws, whereupon the Account Party shall immediately deposit into an account established and maintained on the books and records of the Bank, which account may be a "securities account" (within the meaning of the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania), in the name of the Bank, such aggregate amount plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Account Party described in paragraph (l) or (m) of this Article. Such deposit shall be held by the Bank as collateral for the obligations of the Account Party under this Agreement and for this purpose the Account Party hereby grants a security interest to the Bank in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein. Upon satisfaction in full in cash of all obligations of the Credit Parties to the Bank under this Agreement and the Letter of Credit, any amount remaining on deposit pursuant to this Section 7.01 shall be returned to the Account Party.

ARTICLE VIII

[Intentionally omitted]

ARTICLE IX

MISCELLANEOUS

     9.01. No Implied Waiver etc. No delay or failure of the Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies hereunder of the Bank are cumulative and not exclusive of any rights or remedies which, it or they would otherwise have. Any amendment, waiver, permit, consent or approval of any kind or character on the part of the Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent in such writing specifically set forth.

     9.02. Set-Off. In case any one or more of the Events of Default described in Article VII hereof shall occur, the Bank shall have the right, in addition to all other rights and remedies available to it, to set-off against the unpaid balance of its interests in any Letter of Credit Reimbursement Obligations any debt owing by the Bank to the applicable Credit Party, including without limitation any funds in any deposit account maintained by such Credit Party with the Bank, and the Bank shall have and there is hereby created in favor of the Bank a security interest in all deposit accounts maintained by such Credit Party with the Bank, subject to Liens permitted under Section 6.01. Nothing in this Agreement shall be deemed any waiver or prohibition of any right of banker's lien or set-off under applicable Law.

     9.03. Survival of Provisions. Each of the representations, warranties, covenants and agreements of the Credit Parties contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement, and the issuance of the Letter of Credit hereunder.

     9.04. Expenses and Fees; Indemnity.

     (a) Each Account Party agrees to pay or cause to be paid and to save the Bank harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including local counsel, auditors, and all other professional, accounting, evaluation and consulting costs) incurred by the Bank from time to time arising from or relating to (i) the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Transaction Documents, (ii) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Transaction Document, and (iii) the enforcement or preservation of rights under this Agreement or any Transaction Document (including but not limited to any such costs or expenses arising from or relating to (A) collection or enforcement of any other amount owing hereunder or thereunder by the Bank and (B) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Transaction Documents.

     (b) The Account Party hereby agrees to reimburse and indemnify the Bank from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Bank in connection with any investigative, administrative or judicial proceeding commenced, whether or not the Bank shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by the Bank as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Transaction Document, any transaction from time to time contemplated hereby or thereby, or any transaction to which the Letter of Credit directly or indirectly relates (and without in any way limiting the generality of the foregoing, including any violation or breach of any Law by any Credit Party or any exercise by the Bank of any of its rights or remedies under this Agreement or any other Transaction Document; any breach of any representation or warranty, covenant or agreement of any Credit Party); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of the Bank, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Account Party under this Section 9.04, or any other indemnification obligation of the Account Party hereunder or under any other Transaction Document, are unenforceable for any reason, the Account Party hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

     9.05. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Transaction Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     9.06. Holidays. Unless otherwise specified herein, whenever any payment or action to be made or taken hereunder shall be stated to be due on a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania or Bermuda, such payment or action shall be made or taken on the next succeeding Business Day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment or action.

     9.07. Notices, etc. Any notice or other communication in connection with this Agreement shall be deemed to have been given or made when received by the party to whom directed. All such notices and other communications shall be in writing unless otherwise provided herein and shall be directed, if to a Bank, at such Bank’s address on the signature pages hereof, if to the Bank at One Mellon Center, Room 4401, Pittsburgh, Pennsylvania 15258, Attention: Karla Maloof, fax no. (412) 234-8087, with a copy to Trade Banking Operations, Mellon Client Service Center, 500 Ross Street, Room 0860, Pittsburgh, PA 15262, fax no. (412) 234-2733; and if to any Credit Party, to XL Capital Ltd, XL House, One Bermudiana Road, Hamilton HM11 Bermuda, Attn: Roddy Gray, fax no. (441) 296-6399, with a copy to Paul Giordano, General Counsel, XL Capital Ltd, fax no. (441) 295-4867, or in accordance with the latest unrevoked written direction from any party to the other parties hereto. For the purposes of both receiving information from the Bank or providing information to the Bank, XL Capital shall act as the agent for each other Credit Party.

     9.08. FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR ANY OTHER MATTER RELATED THERETO MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF COMMONWEALTH OF PENNSYLVANIA OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA. EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION, SUBJECT TO ANY GENERAL RIGHT OF APPEAL. EACH CREDIT PARTY FURTHER

IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS PROVIDED IN THIS AGREEMENT.

     9.09. WAIVER OF JURY TRIAL. TO THE EXTENT LITIGATION HEREUNDER IS BROUGHT BEFORE A COURT IN THE UNITED STATES, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISIONS OF EACH OTHER DOCUMENT RELATED HERETO TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS AGREEMENT AND RELATED AGREEMENTS.

     9.10. Governing Law. This Agreement and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the substantive law of the State of New York without giving effect to conflict of laws principles.

     9.11 Validity and Enforceability. If any stamp tax, levy, duty or fee is imposed or payable in respect to this Agreement or the transaction contemplated hereby or is necessary or advisable to ensure the legality, validity or enforceability of the documents in this transaction, the Account Party shall promptly pay such stamp tax, levy, duty or fee. No government approval or consent is necessary for the execution, delivery and performance of the transactions contemplated under this Agreement.

     9.12. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one (1) and the same instrument.

     9.13. Successors and Assigns; Participations; Assignments.

     (a) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Account Party, the Guarantors, the Bank and their respective successors and assigns, except that no Credit Party may assign or otherwise transfer any of its rights or duties under this Agreement without the prior written consent of the Bank, and any purported assignment without such consent shall be void.

     9.14. Amendments and Waivers. Neither this Agreement nor any Transaction Document may be amended, modified or supplemented except in accordance with the provisions of this Section. The Bank and the Credit Parties may from time to time amend, modify or supplement the provisions of this Agreement or any other Transaction Document for the purpose of amending, adding to, or waiving any provisions or changing in any manner the rights and duties of any Credit Party or the Bank. Any such amendment, modification or supplement made by the Credit Parties and the Bank in accordance with the provisions of this Section shall be binding upon the Credit Parties and the Bank. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

     9.15. Judgment Currency. In the event of a judgment or order being rendered by any court or tribunal for the payment of any amounts owing to the Bank under this Agreement or any other Transaction Document or for the payment of damages in respect of any breach of this Agreement or any other Transaction Document or under or in respect of a judgment or order of another court or tribunal for the payment of such amounts or damages, such judgment or order being expressed in a currency (the "Judgment Currency") other than Dollars the party against whom the judgment or order is made shall indemnify and hold the Bank harmless against any deficiency in terms of Dollars in the amounts received by the Bank arising or resulting from any variations as between (i) the exchange rate at which Dollars are converted into the Judgment Currency for the purposes of such judgment or order and (ii) the exchange rate at which the Bank is able to purchase Dollars with the amount of the Judgment Currency actually received by the Bank on the date of such receipt. The indemnity in this section shall constitute a separate and independent obligation from the other obligations of the Account Party hereunder and shall apply irrespective of any indulgence granted by the Bank.

     9.16. Records. The amount of the outstanding Letter of Credit, the amount of any Letter of Credit Unreimbursed Draw and the accrued and unpaid Letter of Credit Fees and Facility Fees shall at all times be ascertained from the records of the Bank, which shall be conclusive absent manifest error.

      9.17 Confidentiality. The Bank agrees to keep confidential any information relating to the Credit Parties received by it pursuant to or in connection with this Agreement which is (a) information which the Bank reasonably expects that the applicable Credit Party would want to keep confidential or (b) information which is clearly marked "CONFIDENTIAL"; provided, however, that this Section 9.17 shall not be construed to prevent the Bank from disclosing such information (i) to any affiliate that shall agree in writing for the benefit of the Credit Parties to be bound by this obligation of confidentiality, (ii) upon the order of any court or administrative agency of competent jurisdiction, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Bank which request or demand has the force of Law or is made by a bank regulatory agency, (iv) that has been publicly disclosed, other than from a breach of this provision by the Bank, (v) that has been obtained from any person that is neither a party to this Agreement nor an affiliate of any such party, but only to the extent that the Bank does not know or have reason to know that such disclosure violates a confidentiality agreement between such person and the applicable Credit Party (vi) in connection with the exercise of any right or remedy hereunder or under any other Transaction Document, (vii) as expressly contemplated by this Agreement or any other Transaction Document or (viii) to any prospective purchaser of all or any part of the interest of the Bank which shall agree in writing for the benefit of the Credit Parties to be bound by the obligation of confidentiality in this Agreement or the other Transaction Documents if such prospective purchaser is a financial institution or has been consented to by the Account Party, which consent will not be withheld if such purchaser is not a competitor of any Guarantor or an affiliate of a competitor of any Guarantor.

ARTICLE X

GUARANTEE

     10.01. The Guarantee. Each of the Guarantors hereby irrevocably, unconditionally and absolutely guarantees to the Bank, and becomes surety for, the prompt payment of the Obligations of the Account Party (the "Guaranteed Obligations") in full when due (whether at stated maturity, by acceleration, or otherwise) strictly in accordance with the terms thereof. Each Guarantor hereby further agrees, as a primary obligor, that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, by acceleration, or otherwise and whether or not such payments would not be permitted under any applicable bankruptcy or similar law), the Guarantor will promptly pay the same, without any demand or notice whatsoever (except as expressly provided herein), and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Transaction Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable law, including the insolvency laws, relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder automatically shall be limited to the maximum amount that is permissible under applicable law.

     10.02. Obligations Unconditional. The obligations of each Guarantor under this Article are irrevocable, absolute and unconditional (to the fullest extent permitted by applicable law), irrespective of the value, genuineness, validity, regularity or enforceability of any of the Transaction Documents, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Article that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Account Party, for amounts paid under this Article X until such time as the Bank has been paid in full, no Letter of Credit is outstanding, and no Person or Official Body shall have any right to request any return or reimbursement of funds from the Bank in connection with monies received under the Transaction Documents. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain irrevocable, absolute and unconditional as described above:

               (i)      at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

               (ii)      any of the acts mentioned in any of the provisions of any of the Transaction Documents, or any other agreement or instrument referred to in the Transaction Documents shall be done or omitted;

               (iii)      the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Transaction Documents, or any other agreement or instrument referred to in the Transaction Documents shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

               (iv)      any Lien granted to, or in favor of, the Bank as security for any of the Guaranteed Obligations shall be void or voidable, or shall fail to attach or be perfected or the Bank shall fail to realize on any collateral security; or

               (v)      any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever (except notices expressly required hereunder), and any requirement that the Bank exhaust any right, power or remedy or proceed against any Person under any of the Transaction Documents, or any other agreement or instrument referred to in the Transaction Documents, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. This is a guarantee of payment and not merely of collection.

     10.03. Reinstatement. The obligations of the Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy, receivership, or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Bank on demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Bank in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency, receivership, reorganization or similar law.

     10.04. Remedies. Each Guarantor agrees that, to the fullest extent permitted by applicable law, as between such Guarantor, on the one hand, and the Bank, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 7.01 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 7.01) for purposes of Section 10.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as to any other Person and that, in the event of such declaration (or Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Guarantor for purposes of said Section 10.01.

     10.05. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all of the Guaranteed Obligations whenever arising.

     10.06. No Restrictions. Except for restrictions under the Transaction Documents, no Guarantor shall be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its articles of incorporation, by-laws or other constituent documents of such Guarantor, or otherwise) on the right of such Guarantor from time to time to (x) pay any indebtedness, obligations or liabilities from time to time owed to the Account Party, (y) make loans or advances to the Account Party, or (z) transfer any of its properties or assets to the Account Party.

     IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

XL INSURANCE (BERMUDA) LTD, as a Guarantor

By:	/s/ Christopher A. Coelho

	Name:	Christopher A. Coelho

	Title:	Senior Vice President & Chief Financial Officer

XL RE LTD, as a Guarantor

By:	/s/ Paul S. Giordano

	Name:	Paul S. Giordano

	Title:	EVP, General Counsel & Secretary

XL CAPITAL LTD, as the Account Party and a Guarantor

By:	/s/ Paul S. Giordano

	Name:	Paul S. Giordano

	Title:	EVP, General Counsel & Secretary

X.L. AMERICA, INC., as a Guarantor

By:	/s/ Charles F. Barr

	Name:	Charles F. Barr

	Title:	Secretary

MELLON BANK, N.A.,

By:	/s/ Karla K. Maloof

	Name:	Karla K. Maloof

	Title:	First Vice President

Notice Address:

One Mellon Center, Room 4401
Pittsburgh, PA 15258
Attention: Karla Maloof,
Telephone: (412) 236-4147
Facsimile:    (412) 234-8087

with a copy to:
Manager, Trade Banking Operations
Mellon Client Service Center
500 Ross Street, Room 0860
Pittsburgh, PA 15262
Telephone: (412) 234-66408
Facsimile:    (412) 234 2733